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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$600,000,000	$77,280

(1) The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-178097 by means of this prospectus supplement.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-178097

Prospectus supplement
(To Prospectus dated November 21, 2011)

$600,000,000

Buckeye Partners, L.P.

4.35% Notes due 2024
5.60% Notes due 2044

We are offering $300.0 million of our 4.35% notes due 2024 (the "2024 Notes") and $300.0 million of our 5.60% notes due 2044 (the "2044 Notes," and together with the 2024 Notes, the "Notes"). We will pay interest on the Notes on April 15 and October 15 of each year, commencing on April 15, 2015. The 2024 Notes will mature on October 15, 2024 and the 2044 Notes will mature on October 15, 2044 unless, in each case, redeemed prior to maturity. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

We intend to use the net proceeds from this offering (i) to fund a portion of the purchase price of the South Texas Transaction (as defined herein) and related expenses, (ii) to fund the redemption of all $275.0 million aggregate principal amount of our outstanding 5.300% Notes due October 15, 2014 and (iii) for general partnership purposes. If the pending South Texas Transaction is not consummated, or the Contribution Agreement (as defined herein) is terminated, in each case, on or prior to March 1, 2015, we will be required to redeem all of the 2024 Notes then outstanding at 101% of their initial offering price, plus accrued and unpaid interest to the date of redemption. See "Description of the Notes—Special Mandatory Redemption."

We have the option to redeem the Notes, in whole or in part, at any time or from time to time, prior to their maturity at the applicable redemption price described in this prospectus supplement. See "Description of Notes—Optional Redemption."

The Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future unsecured unsubordinated debt and will rank senior in right of payment to all of our existing and future unsecured subordinated debt. The Notes will be effectively junior to all existing and future debt and other liabilities of our subsidiaries, including our operating subsidiaries.

Each of the 2024 Notes and 2044 Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Investing in the Notes involves risks. See "Risk Factors" beginning on page S-7.

	Per 2024 Note	Total 2024 Notes	Per 2044 Note	Total 2044 Notes

Price to the public(1)	99.825%	$299,475,000	99.876%	$299,628,000
Underwriting discounts and commissions	0.650%	$1,950,000	0.875%	$2,625,000
Proceeds to Buckeye Partners, L.P. (before expenses)(1)	99.175%	$297,525,000	99.001%	$297,003,000

(1)   Plus accrued interest from September 12, 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme, on or about September 12, 2014.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley	SunTrust Robinson Humphrey	Wells Fargo Securities

Barclays	BNP PARIBAS	Deutsche Bank Securities	RBC Capital Markets

Co-Managers

BB&T Capital Markets	PNC Capital Markets LLC	SMBC Nikko	UBS Investment Bank

Prospectus supplement dated September 9, 2014

Prospectus Supplement

Base Prospectus

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If information in this prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

S-i

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

S-ii

 Summary

You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein to understand fully the terms of the Notes, as well as the tax and other considerations that are important in making your investment decision.

For purposes of this prospectus supplement and the accompanying base prospectus, unless otherwise indicated, the terms "us," "we," "our," the "Partnership" and similar terms refer to Buckeye Partners, L.P., together with our subsidiaries.

Buckeye Partners, L.P.

About the Partnership

We are a publicly traded master limited partnership that owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products. We are one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals, and an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean. Our flagship marine terminal in The Bahamas is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Our network of marine terminals enables us to facilitate global flows of crude oil, refined petroleum products, and other commodities and to offer our customers connectivity to some of the world's most important bulk storage and blending hubs. We are also a wholesale distributor of refined petroleum products in areas served by our pipelines and terminals. Finally, we also operate or maintain third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies and perform certain engineering and construction management services for third parties.

Recent Developments

2014 Transactions

Execution of Purchase and Sale Agreement to Dispose of Lodi Gas Storage, L.L.C.

In July 2014, we signed a purchase and sale agreement to sell all of the outstanding limited liability company interests in Lodi Gas Storage, L.L.C. ("Lodi") to Brookfield Infrastructure and its institutional partners for $105 million. Lodi owns a natural gas storage facility in Northern California. The transaction is expected to close in the fourth quarter of 2014 or the first quarter of 2015, subject to approval by the California Public Utilities Commission, as well as customary and other closing conditions.

Execution of Contribution Agreement with Trafigura Corpus Christi Holdings Inc.

On September 2, 2014, we signed a definitive agreement (the "Contribution Agreement") with Trafigura Corpus Christi Holdings Inc. ("Trafigura") to acquire an 80% membership interest in the entity that owns Trafigura Terminals LLC ("TTL") for $860.0 million (the "South Texas

Transaction"). At the closing of the South Texas Transaction, we expect to enter into seven- to ten-year commercial agreements with Trafigura AG or its affiliates pursuant to which TTL and its subsidiaries will provide fee-based storage, throughput, terminalling, dockage, wharfage and fractionation services to Trafigura AG or its affiliates. The assets owned by TTL and its subsidiaries primarily consist of (1) a deep-water, high volume marine terminal located in the Corpus Christi ship channel capable of handling a broad array of petroleum products, including crude condensate, liquefied petroleum gas, naphtha and distillates, (2) a condensate splitter and petroleum products storage complex, also located near the Corpus Christi Ship Channel, and (3) three crude oil and condensate gathering facilities in the Eagle Ford shale. The purchase price is subject to customary adjustments at closing, including for working capital and recently made capital expenditures. This acquisition, which is subject to regulatory approvals and customary closing conditions, is expected to close in mid- to late-September 2014.

Equity Offerings

On August 15, 2014, we completed a public offering of 2,600,000 limited partnership units representing limited partner interests in the Partnership ("LP Units") pursuant to an effective shelf registration statement, which priced at $76.60 per unit (the "August Equity Offering"). The underwriter also exercised an option to purchase 390,000 additional LP units, resulting in total gross proceeds of approximately $229.0 million before deducting underwriting fees and estimated offering expenses of approximately $2.6 million. We used the net proceeds from the August Equity Offering to reduce the indebtedness outstanding under our revolving credit facility and for general partnership purposes.

On September 9, 2014, we expect to complete a public offering of 6,750,000 LP Units pursuant to an effective shelf registration statement, which priced at $80.00 per unit (the "September Equity Offering"), resulting in total gross proceeds of approximately $540.0 million before deducting underwriting fees and estimated offering expenses of approximately $19.2 million. We intend to use the net proceeds from the September Equity Offering to fund a portion of the purchase price of the South Texas Transaction and for general partnership purposes.

Business Strategy

Our primary business objective is to provide stable and sustainable cash distributions to our LP unitholders, while maintaining a relatively low investment risk profile. The key elements of our strategy are to:

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Operate in a safe and environmentally responsible manner;

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Maximize utilization of our assets at the lowest cost per unit;

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Maintain stable long-term customer relationships;

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Optimize, expand and diversify our portfolio of energy assets through accretive acquisitions and organic growth projects; and

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Maintain a solid, conservative financial position and an investment-grade credit rating.

We intend to achieve our strategy by:

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Acquiring, building and operating high quality, strategically-located assets;

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Maintaining and enhancing the integrity of our pipelines, terminals and storage assets;

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Pursuing strategic cash flow-accretive acquisitions that:

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Complement our existing footprint;

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Provide geographic, product and/or asset class diversity; and

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Leverage existing management capabilities and infrastructure;

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Pursuing other energy-related assets that enable us to leverage our asset base, knowledge base and skill sets; and

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Providing superior customer service.

Executive Offices

Our principal executive offices are located at One Greenway Plaza, Suite 600, Houston, Texas 77046, and our telephone number is (832) 615-8600.

 The Offering

Issuer	Buckeye Partners, L.P.
Securities offered	We are offering $600.0 million aggregate principal amount of notes of the following series:
• $300.0 million of our 4.35% notes due 2024; and
• $300.0 million of our 5.60% notes due 2044.
Interest payment dates	Interest will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2015.
Maturity date	Unless redeemed prior to maturity, the 2024 Notes will mature on October 15, 2024, and the 2044 Notes will mature on October 15, 2044.
Ranking	The Notes will be:
• our senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured unsubordinated debt;
• non-recourse to our general partner;
• senior in right of payment to all of our existing and future unsecured subordinated debt;
• effectively junior to any of our existing and future secured debt to the extent of the collateral securing such debt; and
• effectively junior to all existing and future debt and other liabilities of our subsidiaries, including our operating subsidiaries.
Covenants
The Notes will be issued under an indenture with U.S. Bank National Association (successor to SunTrust Bank), as trustee, which contains covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:
• incur debt secured by liens;
• engage in sale/leaseback transactions; or
• merge or consolidate with another entity or sell substantially all of our assets to another entity.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $593.8 million (after deducting the underwriting discount and estimated offering expenses payable by us). We intend to use the net proceeds from this offering (i) to fund a portion of the purchase price of the South Texas Transaction and related expenses, (ii) to fund the redemption of all $275.0 million aggregate principal amount of our outstanding 5.300% Notes due October 15, 2014 and (iii) for general partnership purposes, including the settlement of existing interest rate swaps and prepayment of amounts due under our credit facility. Please read "Use of Proceeds" in this prospectus supplement.
Optional redemption
At our option, the Notes may be redeemed, in whole or in part at any time and from time to time, at our option at the applicable redemption prices set forth under the heading "Description of the Notes—Optional Redemption" in this prospectus supplement.
Special mandatory redemption
If the South Texas Transaction is not consummated, or the Contribution Agreement is terminated, in each case, on or prior to March 1, 2015, we will be required to redeem all of the 2024 Notes then outstanding at 101% of their initial offering price, plus accrued and unpaid interest to the date of redemption. See "Description of the Notes—Special Mandatory Redemption."
Further issuances
We may create and issue additional notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise (except for the issue date, public offering price and, if applicable, the first interest payment date).

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for each of the periods indicated below is as follows:

	Years ended December 31,					Six months ended June 30, 2014
	2009	2010	2011	2012	2013

Ratio of earnings to fixed charges	1.15x	1.26x	3.04x	2.65x	3.31x	2.69x

These computations include us and our operating subsidiaries and are based on the historical results of Buckeye Partners, L.P. For these ratios, "earnings" means the sum of the following:

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income from continuing operations before taxes (excluding income attributable to noncontrolling interests);

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plus equity income less than distributions, or less equity income greater than distributions, as applicable; and

•
less capitalized interest, excluding amortization of capitalized interest.

The term "fixed charges" means the sum of the following:

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interest and debt expense;

•
plus equity income less than distributions, or less equity income greater than distributions, as applicable;

•
plus capitalized interest; and

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plus a portion of rentals representing an interest factor.

Risk Factors

You should carefully consider the risk factors described below, the risk factors beginning on page 18 of our Annual Report on Form 10-K for the year ended December 31, 2013 and the risk factors relating to our business under the caption "Risk Factors" beginning on page 3 of the accompanying base prospectus before making an investment decision. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein before investing in the Notes.

Risks Related to the South Texas Transaction

The South Texas Transaction may not be consummated.

The South Texas Transaction is expected to close in mid- to late-September 2014 and is subject to closing conditions and regulatory approvals. If these conditions are not satisfied or waived, the South Texas Transaction will not be consummated. If the closing of the South Texas Transaction is substantially delayed or does not occur at all, or if the terms of the South Texas Transaction are required to be modified substantially due to regulatory concerns, we may not realize the anticipated benefits of the South Texas Transaction fully or at all. Certain of the conditions remaining to be satisfied include:

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The absence of any action or proceeding before any governmental authority with respect to which an unfavorable judgment, order, decree or ruling would prohibit the consummation of the South Texas Transaction or declare the consummation of the South Texas Transaction unlawful or require the consummation of the South Texas Transaction to be rescinded; and

•
The expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the South Texas Transaction.

Subject to the terms of the Contribution Agreement, from and after the date of execution of the Contribution Agreement, the parties will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the South Texas Transaction, including by using their respective commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental entities as are necessary for the consummation of the South Texas Transaction and to fulfill the conditions to closing set forth in the Contribution Agreement.

In addition, the Contribution Agreement may be terminated by mutual agreement of the parties thereto or as follows: (a) by either Trafigura or us, if (i) any permanent injunction, order, ruling, decree or judgment by any governmental authority preventing the consummation of the transactions contemplated thereby shall have become final and non-appealable, (ii) there occurs a major casualty loss to the assets that exceeds certain repair cost or repair timing thresholds as detailed in the Contribution Agreement, or (iii) following the date that is 180 calendar days after the execution of the Contribution Agreement (subject to an automatic extension of an additional 180 days in the event that the applicable HSR Act waiting periods have not expired or otherwise been terminated) (the "Termination Date"), provided that such right to terminate will not be available to any party whose breach of any representation, warranty or covenant contained in the Contribution Agreement has been the cause of, or has resulted in, the failure of the closing of the South Texas Transaction to occur on or before the Termination Date; (b) by Trafigura, if (i) there has been a breach or inaccuracy of our representations and warranties, or a failure by us to perform our covenants, under the Contribution Agreement that, in either case, (x) would result in the failure of certain conditions to the obligations of Trafigura to consummate the South Texas Transaction and (y) which is not curable or, if curable, is not cured by of the later of (1) the 30th day after written notice thereof is given by Trafigura to us and (2) the Termination Date; and (c) by us, if (i) there has been a breach or inaccuracy of Trafigura's representations and warranties or a failure by Trafigura to perform its covenants, under the Contribution Agreement that, in either case, (x) would result in the failure of certain conditions to our obligations to consummate the South Texas Transaction and (y) which is not curable or, if curable, is not cured by the later of (1) the 30th day after written notice thereof is given by us to Trafigura and (2) the Termination.

If the closing of the South Texas Transaction does not occur on or prior to March 1, 2015, we will be required to redeem the 2024 Notes. If we are required to redeem the 2024 Notes, you may not obtain your expected return on the 2024 Notes.

If the South Texas Transaction is not consummated, or the Contribution Agreement is terminated, in each case, on or prior to March 1, 2015, we will be required to redeem all of the 2024 Notes at a redemption price equal to 101% of their initial offering price, plus accrued and unpaid interest to but not including the special mandatory redemption date. If your 2024 Notes are redeemed, you may not obtain your expected return on the 2024 Notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the 2024 Notes is made at the time of the offering of the 2024 Notes. Changes in our business or financial condition, or certain of the terms of the Contribution Agreement between the closing of this offering and the closing of the South Texas Transaction, will have no effect on your rights as a purchaser of the 2024 Notes.

We are not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the South Texas Transaction and, as a result, we may not be able to repurchase the 2024 Notes upon a special mandatory redemption.

We are not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the South Texas Transaction or to provide a security interest in those proceeds, and the indenture governing the Notes imposes no other restrictions on our use of these proceeds during that time. Accordingly, the source of funds for any redemption of Notes upon a special mandatory redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the 2024 Notes because we may not have sufficient financial resources to pay the aggregate redemption price on the 2024 Notes. Our failure to redeem or repurchase the 2024 Notes as required under the indenture governing the 2024 Notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries' other debt agreements and have material adverse consequences for us and the holders of the 2024 Notes. In addition, our ability to redeem or repurchase the 2024 Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

Risks Related to the Notes

Your ability to transfer the Notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

Each of the 2024 Notes and the 2044 Notes are a new issue of securities with no established trading market. Although we have registered the offer and sale of the Notes under the Securities Act of 1933, as amended, we do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the Notes, as permitted by applicable laws and regulations, they are not obliged to make a market in the Notes, and they may discontinue their market making activities at any time without notice. An active market for the Notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the Notes within the time or at the price you desire.

You should not purchase the Notes unless you understand and know you can bear all of the investment risks involving the Notes.

The Notes will be unsecured obligations. As such, the Notes will be effectively junior to any secured debt we may have, to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the Notes and to the existing and future secured debt of any subsidiaries that guarantee the Notes.

The Notes will be our unsecured debt and will rank equally in right of payment with all of our other existing and future unsubordinated debt. The Notes will be effectively junior to all our future secured debt, to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the Notes and to the secured debt of any subsidiaries that guarantee the Notes. Initially, there will be no subsidiary guarantors of our obligations under the Notes, and there may be none in the future. Since our operating subsidiaries will not guarantee the Notes offered by us in this prospectus supplement, the Notes will be effectively subordinated to all debt of our operating subsidiaries. For example, these Notes will be effectively junior to borrowings under our credit facility that are guaranteed by certain of our subsidiaries. Please read "Description of Other Indebtedness."

If we are involved in any dissolution, liquidation or reorganization, our secured debt holders will be paid before you receive any amounts due under the Notes to the extent of the value of the assets securing their debt, and creditors of our subsidiaries may also be paid before you receive any amounts due under the Notes. In that event, you may not be able to recover any principal or interest you are due under the Notes.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the Notes or to repay them at maturity.

On a quarterly basis, we generally distribute substantially all of our available cash to our unitholders of record, subject to reasonable reserves as described below. As a result, we do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. Available cash is generally defined as consolidated cash receipts less consolidated cash expenditures and such retentions for working capital, anticipated cash expenditures and contingencies as our general partner deems appropriate. The timing and amount of our distributions could significantly reduce the cash available to pay the principal, premium (if any) and interest on the Notes. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the market value of our units may substantially decrease as a result of decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity in sufficient amounts to recapitalize our debt, including the Notes.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the Notes.

The terms of the Notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization, or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Notes.

To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and other sources of cash, including future borrowings by us under our credit facility, will be sufficient to enable us to pay our indebtedness, including the Notes, and to fund our other liquidity needs.

 Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $593.8 million (after deducting the underwriting discount and estimated offering expenses payable by us). We intend to use the net proceeds from this offering (i) to fund a portion of the purchase price of the South Texas Transaction and related expenses, (ii) to fund the redemption of all $275.0 million aggregate principal amount of our outstanding 5.300% Notes due October 15, 2014 and (iii) for general partnership purposes, including the settlement of existing interest rate swaps and prepayment of amounts due under our credit facility. If the South Texas Transaction is not consummated, or the Contribution Agreement is terminated, in each case, on or prior to March 1, 2015, we will be required to redeem all of the 2024 Notes then outstanding at 101% of their initial offering price, plus accrued and unpaid interest to the date of redemption. See "Description of Notes—Special Mandatory Redemption."

As of September 5, 2014, approximately $427.0 million of indebtedness was outstanding under our revolving credit facility. We used these funds for working capital purposes and to finance internal growth activities and acquisitions. Indebtedness under our revolving credit facility bears interest under one of two rate options, selected by us, equal to either (i) the highest of (a) the federal funds rate plus 0.5%, (b) SunTrust Bank's prime rate, or (c) an adjusted London Interbank Offered Rate determined on a daily basis for an interest period of one month, in each case plus an applicable margin, or (ii) an adjusted London Interbank Offered Rate plus 1%. The applicable margin is determined based on ratings assigned by Standard & Poor's Rating Services and Moody's Investor Service for our senior unsecured non-credit enhanced long-term debt. As of September 5, 2014, the interest rate under our revolving credit facility was a weighted average of 1.65%. Our revolving credit facility has a maturity date of September 26, 2017, which we may extend for up to one additional one-year period.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014 on:

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a consolidated historical basis;

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a pro forma basis to give effect to the August Equity Offering and the September Equity Offering; and

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a pro forma as adjusted basis to give effect to the use of the net proceeds from this offering in the manner described under "Use of Proceeds."

This table should be read in conjunction with our historical consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	As of June 30, 2014
(in thousands)	Historical	Pro forma	Pro forma, as adjusted

Cash and cash equivalents	$21,906	$124,208	$21,906

Long-term debt:
5.300% Notes due October 15, 2014	$275,000	$275,000	$—
5.125% Notes due July 1, 2017	125,000	125,000	125,000
6.050% Notes due January 15, 2018	300,000	300,000	300,000
2.650% Notes due November 15, 2018	400,000	400,000	400,000
5.500% Notes due August 15, 2019	275,000	275,000	275,000
4.875% Notes due February 1, 2021	650,000	650,000	650,000
4.150% Notes due July 1, 2023	500,000	500,000	500,000
6.750% Notes due August 15, 2033	150,000	150,000	150,000
5.850% Notes due November 15, 2043	400,000	400,000	400,000
4.350% Notes due October 15, 2024 offered hereby	—	—	300,000
5.600% Notes due October 15, 2044 offered hereby	—	—	300,000
Revolving credit facility(1)(2)(3)	645,000	—	487,727
Unamortized discounts	(10,707)	(10,707)	(11,604)

Total debt	3,709,293	3,064,293	3,876,123

Partners' capital:
Limited Partners	3,098,808	3,846,110	3,846,110
Accumulated other comprehensive loss	(118,020)	(118,020)	(118,020)
Noncontrolling interests(4)	13,412	13,412	228,412

Total partners' capital	2,994,200	3,741,502	3,956,502

Total capitalization	$6,703,493	$6,805,795	$7,832,625

(1)   A total of approximately $427.0 million was outstanding under our revolving credit facility as of September 5, 2014.

(2)   The pro forma as adjusted column reflects the settlement of existing interest rate swaps of approximately $48.9 million as of June 30, 2014.

(3)   The pro forma as adjusted column reflects borrowings of approximately $438.9 million to fund a portion of the South Texas Transaction purchase price.

(4)   The pro forma as adjusted column includes the increase for Trafigura's 20% ownership interest in TTL based on the preliminary purchase price allocation.

Description of Notes

The following description of the particular terms of the Notes supplements the general description of the debt securities included in the accompanying base prospectus. You should review this description together with the description of the debt securities included in the accompanying base prospectus. To the extent this description is inconsistent with the description in the accompanying base prospectus, this description will control and replace the inconsistent description in the accompanying base prospectus. As used in this description, the terms "we," "us" and "our" refer to Buckeye Partners, L.P., and not to any of our subsidiaries or affiliates.

We will issue the Notes under an Indenture, dated July 10, 2003, between us and U.S. Bank National Association (as successor-in-interest to SunTrust Bank, a Georgia banking corporation), as trustee, and a supplemental indenture thereto (the Indenture, as amended and supplemented by the supplemental indenture, the "indenture"). The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized some of the material provisions of the Notes and the indenture below. The summary supplements the description of the Indenture contained in the accompanying base prospectus, and we encourage you to read that description for additional material provisions that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of Notes. The following description of the Notes and the description of the Indenture contained in the accompanying base prospectus are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture. You may request copies of the indenture from us as set forth under "Where You Can Find More Information" in the accompanying base prospectus. Capitalized terms defined in the accompanying base prospectus and the indenture have the same meanings when used in this prospectus supplement.

General Description of the Notes

The Notes will be:

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our senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured unsubordinated indebtedness;

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non-recourse to our general partner;

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senior in right of payment to all of our existing and future unsecured subordinated debt;

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effectively junior to any of our existing and future secured debt to the extent of the collateral securing such debt; and

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effectively junior to all existing and future debt and other liabilities of our subsidiaries, including our operating subsidiaries. Certain of our operating subsidiaries provide guarantees under our revolving credit facility. One of our subsidiaries, Buckeye Energy Services LLC, is party to a secured credit facility.

See "Description of Other Indebtedness."

The Notes will not be guaranteed by any of our subsidiaries or affiliates or any other party. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. Except to the extent described below, the indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of each series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the issue date, the public offering price, the first interest payment date, if applicable, and under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional notes will form a single series with the Notes.

Principal, Maturity and Interest

We will issue the Notes in an initial aggregate principal amount of $600.0 million, consisting of $300.0 million of our 2024 Notes and $300.0 million of our 2044 Notes. The 2024 Notes will mature on October 15, 2024 and will bear interest at the annual rate of 4.35%. The 2044 Notes will mature on October 15, 2044 and will bear interest at the annual rate of 5.60%.

Interest on the notes will accrue from September 12, 2014 and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2015. We will make each interest payment to the holders of record at the close of business on the April 1 and October 1 preceding such interest payment date (whether or not a business day). Interest will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day.

Global Notes: Book-Entry System

Global Notes

The Notes of each series will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form ("certificated notes") except in the limited circumstances described below. See "—Certain Book-Entry Procedures for the Global Notes."

Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

The Notes may be presented for registration of transfer and exchange at the offices of the trustee.

Certain Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream Luxembourg. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC.    DTC has advised us that it is:

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a limited-purpose trust company organized under the laws of the State of New York;

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a "banking organization" within the meaning of the New York State Banking Law;

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a member of the Federal Reserve System;

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a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

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a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as Clearstream Luxembourg, Euroclear, banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

Clearstream Luxembourg.    Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg

Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission. Distributions of principal and interest with respect to Notes held through Euroclear or Clearstream Luxembourg will be credited to the cash accounts of Euroclear or Clearstream Luxembourg participants in accordance with the relevant system's rules and procedures, to the extent received by such system's depositary.

Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.

Book-Entry Procedures.    We expect that, pursuant to procedures established by DTC:

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upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in that global note; and

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ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of Notes take physical delivery of those Notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the Notes and the indenture. Except as provided below, owners of beneficial interests in a global note (1) will not be entitled to have the Notes represented by that global note registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated notes, and (3) will not be considered the owners or holders of the Notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or

Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Methods of Receiving Payments on the Notes

We will make payments on the Notes at the office or agency of the paying agent within the City and State of New York unless we elect to make interest payments by check mailed to you at your addresses set forth in the register of holders.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

Structural Subordination

The Notes will be "structurally subordinated" to all indebtedness and other liabilities, including deposits, trade payables and lease obligations, of our subsidiaries. This is because our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and thus your right, as a holder of Notes issued by us, to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including its depositors and trade creditors.

Special Mandatory Redemption

If the South Texas Transaction is not consummated, or the Contribution Agreement is terminated, in each case, on or prior to March 1, 2015, we will be required to redeem all of the 2024 Notes then outstanding on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption will be mailed promptly after the occurrence of the event triggering redemption to each holder of the 2024 Notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of all of the 2024 Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the paying agent on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date the 2024 Notes will cease to bear interest.

For purposes of the foregoing discussion of a special mandatory redemption, the following definitions are applicable:

"Special Mandatory Redemption Date" means March 31, 2015 if the South Texas Transaction has not been consummated on or prior to 5:00 p.m., New York City time, on March 1, 2015.

"Special Mandatory Redemption Price" means 101% of the initial offering price of the 2024 Notes then outstanding, plus accrued and unpaid interest to the Special Mandatory Redemption Date.

Optional Redemption

If we elect to redeem (i) the 2024 Notes before the date that is three months prior to the maturity date or (ii) the 2044 notes before the date that is six months prior to the maturity date we will pay an amount equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued but unpaid to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 30 basis points, in the case of the 2024 Notes, and 37.5 basis points, in the case of the 2044 Notes, in each case plus accrued and unpaid interest, if any, on the principal amount being redeemed to such redemption date. If we elect to redeem a series of notes on or after the applicable date described in the first sentence of this paragraph, we will pay an amount equal to 100% of the principal amount of the notes of such series redeemed plus accrued and unpaid interest on the notes of such series redeemed to the redemption date.

"Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the date of redemption.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2024 Notes or 2044 Notes, as applicable, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2024 Notes or the 2044 Notes, as applicable.

"Comparable Treasury Price" means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations (as defined below) for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"Quotation Agent" means J.P. Morgan Securities LLC or another Reference Treasury Dealer (as defined below) appointed by us.

"Reference Treasury Dealer" means (a) J.P. Morgan Securities LLC and its successors, (b) a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") selected by Wells Fargo Securities, LLC, (c) a Primary Treasury Dealer selected by SunTrust Robinson Humphrey, Inc., (d) a Primary Treasury Dealer selected by Morgan Stanley & Co. LLC; provided, however, that if the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another Primary Treasury Dealer; and (e) any other Primary Treasury Dealers selected by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

On or before a redemption date, we will deposit with a paying agent (or with the trustee) sufficient money to pay the redemption price and accrued interest on the Notes to be redeemed.

In the event fewer than all of the Notes of a series are to be redeemed at any time, the trustee will select Notes (or any portion of notes in integral multiples of $1,000) for redemption in the manner as the trustee shall deem appropriate and fair, in its sole discretion. However, no note with a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of Notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption and accepted for payment.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to you, and we or any of our subsidiaries may act as paying agent or registrar. However, we will at all times maintain an office or agency in The City of New York where the Notes may be presented for payment and where we will be required to make such payment in the event of such presentation.

Additional Event of Default

With respect to the Notes, the occurrence of any of the following events shall, in addition to the other events or circumstances described in "Events of Default" in the accompanying base prospectus, constitute an Event of Default: default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists or is created after the date of issuance of any Notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of any grace period provided in such indebtedness (a "Payment Default"), or (y) results in the acceleration of the maturity of such indebtedness to a date prior to its originally stated maturity, and, (b) in each case described in clauses (x) or (y) above, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more.

Covenants

The discussions under "Limitations on Liens" and "Limitations on Sale-Leasebacks" set forth in "Description of Debt Securities" in the accompanying base prospectus will not be applicable to the Notes and are replaced in their entirety with the following:

Limitations on Liens

We will not, nor will we permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any lien upon any Principal Property (as defined below) or upon any Capital Interests (as defined below) of any Restricted Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any debt of us or any other Person (other than the securities issued under the indenture), without in any such case making effective provision whereby all of the securities outstanding under the indenture shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

(1)   Permitted Liens (as defined below);

(2)   any lien upon any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

(3)   any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(4)   any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary); provided, however, that such lien only encumbers the property or assets so acquired;

(5)   any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such Person at the time such Person becomes a Restricted Subsidiary;

(6)   any lien upon any property or assets of us or any Restricted Subsidiary in existence on the Issue Date (as defined below) or provided for pursuant to agreements existing on the Issue Date;

(7)   liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement in an aggregate amount not in excess of $1 million as to which we or the applicable Restricted Subsidiary have not exhausted our or its appellate rights;

(8)   any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of liens, in whole or in part, referred to in clauses (1) through (7), inclusive, above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of us and our Restricted Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(9)   any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of us or any Restricted Subsidiary.

Notwithstanding the foregoing, we may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of us or any Person other than the securities issued under the indenture, that is not excepted by clauses (1) through (9), inclusive, above without securing the securities issued under the indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness (as defined below) from Sale-Leaseback Transactions (as defined below), excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

"Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

"Capital Interests" means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

"Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

(1)   all current liabilities excluding:

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  any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

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  current maturities of long-term debt, and

(2)   the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

"Issue Date" means with respect to any series of securities issued under the indenture, the date on which securities of that series are initially issued under the indenture.

"Material Adverse Effect" means:

(1)   an impairment of the operation by us and our Restricted Subsidiaries of the pipeline systems of us and our Restricted Subsidiaries which materially adversely affects the manner in which such pipeline systems, taken as a whole, have been operated by us and our Restricted Subsidiaries (whether due to damage to, or a defect in the right, title or interest of us or any of our Restricted Subsidiaries in and to, any of the assets constituting such pipeline system or for any other reason);

(2)   a material decline in the financial condition or results of operations or business prospects of us and our Restricted Subsidiaries, taken as a whole; or

(3)   our inability to make timely payments of principal and interest on the securities issued under the indenture, in each case as a result (whether or not simultaneous) of the occurrence of one or more events and/or the materialization or failure to materialize of one or more conditions and/or the taking of or failure to take one or more actions described in the indenture by reference to a Material Adverse Effect.

"Permitted Liens" means:

(1)   liens upon rights-of-way for pipeline purposes;

(2)   any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

(3)   the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(4)   liens of taxes and assessments which are:

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  for the then current year,

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  not at the time delinquent, or

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  delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

(5)   liens of, or to secure performance of, leases, other than capital leases;

(6)   any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

(7)   any lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(8)   any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9)   any lien in favor of us or any Restricted Subsidiary;

(10) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(11) any lien securing industrial development, pollution control or similar revenue bonds;

(12) any lien securing debt of us or any Restricted Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the indenture (including the Notes) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the indenture (including the Notes), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any Restricted Subsidiary in connection therewith;

(13) liens in favor of any Person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

(14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(15) any lien or privilege vested in any grantor, lessor or licensor or permittor or for rent or other charges due or for any other obligations or acts to be performed, the payment of which rent or other charges or performance of which other obligations or acts is required under leases, easements, rights-of-way, licenses, franchises, privileges, grants or permits, so long as payment of such rent or the performance of such other obligations or acts is not delinquent or the requirement for such payment or performance is being contested in good faith by appropriate proceedings;

(16) defects and irregularities in the titles to any property which do not have a Material Adverse Effect;

(17) easements, exceptions or reservations in any property of us or any of our Restricted Subsidiaries granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes for the joint or common use of real property, facilities and equipment, which do not have a Material Adverse Effect;

(18) rights reserved to or vested in any grantor, lessor, licensor, municipality or public authority to control or regulate any property of us or any of our Restricted Subsidiaries or to use any such property; provided, that we or such Restricted Subsidiary shall not be in default in respect of any material obligation (except that we or such Restricted Subsidiary may be contesting any such obligation in good faith) to such grantor, lessor, licensor, municipality or public authority; and provided, further, that such control, regulation or use will not have a Material Adverse Effect;

(19) any obligations or duties to any municipality or public authority with respect to any lease, easement, right-of-way, license, franchise, privilege, permit or grant; or

(20) liens or burdens imposed by any law or governmental regulation, including, without limitation, those imposed by environmental and zoning laws, ordinances, and regulations; provided, in each case, we or any of our Restricted Subsidiaries are not in default in any material obligation (except that we or such Restricted Subsidiary may be contesting any such obligation in good faith) to such Person in respect of such property; provided, further, that the existence of such liens and burdens do not have a Material Adverse Effect.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

"Principal Property" means, whether owned or leased on the date of the Indenture or thereafter acquired:

(1)   any pipeline assets of us or any Subsidiary (as defined below) of us, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

(2)   any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary of us that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

  •
  any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

  •
  any such assets, plant or terminal which, in the good faith opinion of the board of directors of our general partner, is not material in relation to the activities of us or of us and our Subsidiaries, taken as a whole.

"Restricted Subsidiary" shall mean our subsidiaries identified on Exhibit A of the Indenture as well as any Subsidiary of us formed after the date of the Indenture that has not been designated by the board of directors of our general partner, at its creation or acquisition, as an Unrestricted Subsidiary (as defined below). We may thereafter redesignate an Unrestricted Subsidiary as a Restricted Subsidiary, and it will thereafter be a Restricted Subsidiary; provided, that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary, and provided, further, that no Subsidiary may be designated as an Unrestricted Subsidiary at any time other than at its creation or acquisition.

"Sale-Leaseback Transaction" means the sale or transfer by us or any Subsidiary of us of any Principal Property to a Person (other than us or a Subsidiary of us) and the taking back by us or any Subsidiary of us, as the case may be, of a lease of such Principal Property.

"Subsidiary" means, with respect to any Person:

(1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

(2)   in the case of a partnership, more than 50% of the partners' Capital Interests, considering all partners' Capital Interests as a single class, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

"Unrestricted Subsidiary" shall mean our subsidiaries identified on Exhibit A of the Indenture as well as any Subsidiary of us formed after the date of the Indenture that has been designated by the board of directors of our general partner as an "Unrestricted Subsidiary" at the time of its creation or acquisition; provided that no debt or other obligation of such Unrestricted Subsidiary may be assumed or guaranteed by us or any Restricted Subsidiary, nor may any asset of us or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, become encumbered or otherwise subject to the satisfaction thereof.

Limitations on Sale-Leasebacks

We will not, and will not permit any Subsidiary of us to, engage in a Sale-Leaseback Transaction, unless:

(1)   such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2)   the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3)   the Attributable Indebtedness from that Sale-Leaseback Transaction is an amount equal to or less than the amount we or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the securities issued under the indenture; or

(4)   we or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt (as defined below) of us or any Subsidiary of us, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of us or our Subsidiaries.

Notwithstanding the foregoing, we may, and may permit any Subsidiary of us to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the securities issued under the indenture) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

"Funded Debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

"Pari Passu Debt" means any of our Funded Debt, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the securities issued under the indenture.

Additional Covenant

SEC Reports; Financial Statements

Regardless of whether we are then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, from and after the Issue Date of the Notes, we will electronically file with the SEC, so long as the Notes are outstanding, the annual, quarterly and other periodic reports that we are required to file (or would otherwise be required to file) with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act, and such documents will be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which we are required to file (or would otherwise be required to file) such documents, unless, in each case, such filings are not then permitted by the SEC.

If such filings are not then permitted by the SEC, or such filings are not generally available on the internet free of charge, from and after the Issue Date of the Notes, we will provide the trustee with, and the trustee will mail to any holder of Notes requesting in writing to the trustee copies of, each annual, quarterly and other periodic report specified in Sections 13 and 15(d) of the Securities Exchange Act within 15 days after its Required Filing Date.

Concerning the Trustee

U.S. Bank National Association will act as indenture trustee, authenticating agent, security registrar and paying agent with respect to the Notes.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the law of the State of New York.

Description of Other Indebtedness

As of June 30, 2014, we had outstanding:

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$275 million of 5.300% notes due 2014;
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$125 million of 5.125% notes due 2017;
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$300 million of 6.050% notes due 2018;
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$400 million of 2.650% notes due 2018;
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$275 million of 5.500% notes due 2019;
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$650 million of 4.875% notes due 2021;
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$500 million of 4.150% notes due 2023;
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$150 million of 6.750% notes due 2033; and
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$400 million of 5.850% notes due 2043.

The notes listed above have substantially similar terms, other than maturity and interest rate, to those of the Notes described herein.

As of September 5, 2014, we had a borrowing capacity of $690.3 million under our credit facility, which may be expanded up to $1.75 billion subject to certain conditions and upon the further approval of the lenders. The credit facility's maturity date is September 26, 2017, which may be extended, at our request by acceptance of the lenders, for an additional one-year period. The credit facility provides for letters of credit to be issued at the request of the borrowers in an aggregate amount not to exceed a $500.0 million sublimit and for swing line loans to be issued at the request of the borrowers in an aggregate amount not to exceed a $100.0 million sublimit. Indebtedness under the credit facility bears interest under one of two rate options, selected by us, equal to either (i) the highest of (a) the federal funds rate plus 0.5%, (b) SunTrust Bank's prime rate, and (c) an adjusted London Interbank Offered Rate determined on a daily basis for an interest period of one month, in each case plus an applicable margin, or (ii) an adjusted London Interbank Offered Rate plus an applicable margin. The applicable margin is determined based on the current utilization level of the credit facility and ratings assigned by Standard & Poor's Rating Services and Moody's Investor Service for our senior unsecured non-credit enhanced long-term debt. We will also pay a fee based on our credit ratings on the actual daily unused amount of the aggregate commitments. As of September 5, 2014, approximately $427.0 million of indebtedness was outstanding under the credit facility. The weighted average interest rate for borrowings under the credit facility was 1.65% at September 5, 2014.

 United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the Notes.

This discussion is limited to holders who purchase the Notes in this offering for a price equal to the issue price of the Notes (i.e., the first price at which a substantial amount of the Notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the Notes as capital assets (generally, property held for investment). This discussion does not address U.S. federal tax considerations (such as estate or gift tax considerations) other than U.S. federal income tax considerations or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as:

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dealers in securities or currencies;

•
traders in securities that have elected the mark-to-market method of accounting for their securities;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
persons holding Notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

•
former U.S. citizens or long-term residents of the United States;

•
financial institutions;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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persons subject to the alternative minimum tax;

•
entities that are tax-exempt for U.S. federal income tax purposes; and

•
partnerships and other pass-through entities and holders of interests therein.

If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the Notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the Notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances (see "Description of Notes—Optional Redemption"), we may be obligated to pay amounts on the Notes that are in excess of interest or principal on the Notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to "contingent payment debt instruments." We do not intend to treat the possibility of paying such additional amounts as causing the Notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Prospective investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the Notes. You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

•
an individual who is a U.S. citizen or U.S. resident alien;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the Notes

Interest on the Notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a Note equal to the difference, if any, between the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income) and your adjusted tax basis in the Notes. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the Note. Your adjusted tax basis in the Note will generally equal the amount you paid for the Note. The gain or loss will be long-term capital gain or loss if you held the Note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, Notes held by you, and backup withholding will apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the "net investment income" of certain United States citizens and resident aliens and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from interest and net gain from the disposition of property, such as the Notes, less certain deductions. Prospective investors should consult their tax advisors with respect to this additional tax and its applicability in their particular circumstances.

Tax Consequences to Non-U.S. Holders

You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder. The following summary will apply to you if you are a non-U.S. holder of Notes.

Interest on the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, payments to you of interest on the Notes will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption if you properly certify as to your foreign status, as described below, and:

•
you do not own, directly or indirectly, actually or constructively, 10% or more of our capital or profits interests;

•
you are not a "controlled foreign corporation" that is related to us (directly or indirectly, actually or constructively) through sufficient stock ownership;

•
you are not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•
interest on the Notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) to the withholding agent. If you hold the Notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See "—Income or Gain Effectively Connected with a U.S. Trade or Business."

Disposition of the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a Note unless:

•
the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States); or

•
you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder and your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner described under "—Income or Gain Effectively Connected with a U.S. Trade or Business." If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the Notes or gain from the sale, exchange or other taxable disposition of the Notes is effectively connected with a U.S. trade or business conducted by you, then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) if a treaty exemption applies) or successor form. In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a "branch profits tax" at a 30% rate unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a Note and gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest on a Note if the certification described in "—Tax Consequences to Non-U.S. Holders—Interest on the Notes" is duly provided or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person.

Proceeds from the disposition of a Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable Form W-8), and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any proceeds from the disposition of a Note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a Note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance issued thereunder (referred to as "FATCA") impose a 30% withholding tax on any U.S.-source interest on debt obligations if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes.

Under the applicable Treasury Regulations, FATCA withholding generally will apply to (i) payments of interest on the Notes and (ii) payments of gross proceeds from the sale or other disposition of the Notes occurring on or after January 1, 2017. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of the notes in respect of any amounts withheld under FATCA.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are serving as the representatives of the underwriters for this offering. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below.

Underwriters	Principal amount of 2024 Notes	Principal amount of 2044 Notes

J.P. Morgan Securities LLC	$45,000,000	$45,000,000
Morgan Stanley & Co. LLC	$45,000,000	$45,000,000
SunTrust Robinson Humphrey, Inc.	$45,000,000	$45,000,000
Wells Fargo Securities, LLC	$45,000,000	$45,000,000
Barclays Capital Inc.	$24,000,000	$24,000,000
BNP Paribas Securities Corp.	$24,000,000	$24,000,000
Deutsche Bank Securities Inc.	$24,000,000	$24,000,000
RBC Capital Markets, LLC	$24,000,000	$24,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$6,000,000	$6,000,000
PNC Capital Markets LLC	$6,000,000	$6,000,000
SMBC Nikko Securities America, Inc.	$6,000,000	$6,000,000
UBS Securities LLC	$6,000,000	$6,000,000

Total	$300,000,000	$300,000,000

The underwriters have agreed to purchase all of the notes if any of them are purchased.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.40% of the principal amount per 2024 Note and 0.50% of the principal amount per 2044 Note. The underwriters may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount per 2024 Note and 0.25% of the principal amount per 2044 Note to certain other dealers. If all the Notes are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discount to be paid by us to the underwriters in connection with the offering:

Paid by us

Per 2024 Note	0.650%
Total	$1,950,000
Per 2044 Note	0.875%
Total	$2,625,000

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $700,000 and will be payable by us.

New Issue of Notes

Each series of the Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Stabilization

In connection with the offering of the Notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes, as applicable. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If any underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters and their respective affiliates are agents and lenders under the credit facility. Certain of the underwriters also serve as sales agents under the Equity Distribution Agreements.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made an will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Legal Matters

The validity of the Notes is being passed upon for us by Vinson & Elkins L.L.P. Certain legal matters will be passed upon for the underwriters by Andrews Kurth LLP.

Experts

The consolidated financial statements, incorporated in this prospectus supplement by reference from the Buckeye Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Buckeye Partners, L.P. and its subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Forward-Looking Statements

Statements included or incorporated by reference in this prospectus supplement contain various forward-looking statements and information that are based on our beliefs, as well as assumptions made by us and information currently available to us. When used in this document, words such as "proposed," "anticipate," "project," "potential," "could," "should," "continue," "estimate," "expect," "may," "believe," "will," "plan," "seek," "outlook" and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions as described in more detail in Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2013 and under "Risk Factors" in this prospectus supplement and the accompanying prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Although the expectations in the forward-looking statements are based on our current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Where You Can Find More Information

We file annual, quarterly and other reports with and furnish other information to the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement and the accompanying base prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we file later with the SEC (which does not include any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, or any corresponding information furnished under Item 9.01 or included as an exhibit) will automatically update and may replace information in this prospectus supplement and the accompanying base prospectus, and information previously filed with the SEC. In addition to the documents listed in "Where You Can Find More Information" on page 1 of the accompanying base prospectus, we incorporate by reference the documents listed below:

•
our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 26, 2014;

•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed on May 5, 2014, and for the quarter ended June 30, 2014, filed on August 8, 2014; and

•
our Current Reports on Form 8-K, filed on February 14, 2014, February 27, 2014, April 7, 2014, June 6, 2014, June 25, 2014, July 3, 2014, July 29, 2014, August 14, 2014, September 2, 2014 and September 8, 2014.

If information in incorporated documents conflicts with information in this prospectus supplement or the accompanying base prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

You may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying base prospectus, at no cost, by writing or calling us at the following address:

Buckeye Partners, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600

PROSPECTUS

Buckeye Partners, L.P.

Limited Partnership Units
Debt Securities

        We may offer limited partnership units ("LP Units") and debt securities from time to time. This prospectus describes the general terms of, and the general manner in which we will offer, these securities.

        You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Our limited partnership units are traded on the New York Stock Exchange under the symbol "BPL."

        Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should carefully consider each of the factors referred to under "Risk Factors" on page 3 of this prospectus, contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        THE DATE OF THIS PROSPECTUS IS NOVEMBER 21, 2011

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. As used in this prospectus, the "Partnership," "we," "our," "us," or like terms mean Buckeye Partners, L.P. References to "Buckeye GP," "the general partner," or "our general partner" refer to Buckeye GP LLC, the general partner of the Partnership. References to our "operating partnerships" includes, collectively, Buckeye Pipe Line Company, L.P., Buckeye Pipe Line Holdings, L.P., Everglades Pipe Line Company, L.P. and Laurel Pipe Line Company, L.P., each a Delaware limited partnership. References to a "Partnership unitholder" or "Partnership unitholders" refer to a holder or to the holders of our LP Units or Class B units ("Class B Units") representing limited partner interests in us. We refer to our LP Units and Class B Units collectively as the "Units" in this prospectus.

        The information in this prospectus is accurate as of its date. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information described under the heading "Where You Can Find More Information."

BUCKEYE PARTNERS, L.P.

        We are a publicly traded Delaware limited partnership and our LP Units are listed on the New York Stock Exchange ("NYSE") under the ticker symbol "BPL." Our principal line of business is the transportation, terminalling, and storage of refined petroleum products in the United States for major integrated oil companies, large refined petroleum product marketing companies and major end users of refined petroleum products on a fee basis through facilities we own and operate. We also own a high-performance natural gas storage facility in northern California and market refined petroleum products in certain of the geographic areas served by our pipeline and terminalling operations. In addition, we operate and maintain approximately 3,400 miles of other pipelines under agreements with major oil and chemical companies, and perform certain engineering and construction management services for third parties. Our flagship marine terminal in The Bahamas, Bahamas Oil Refining Company International Limited, ("BORCO"), is one of the largest oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub.

        Our executive offices are located at One Greenway Plaza, Suite 600, Houston, Texas 77046. Our telephone number is (832) 615-8600. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website as soon as reasonably practicable. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's website at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.buckeye.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

 INFORMATION WE INCORPORATE BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (excluding those furnished to the SEC on Form 8-K) are incorporated by reference in this prospectus.

  •
  Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011, as amended by Form 10-K/A, filed on April 12, 2011;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011; Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 8, 2011; and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 8, 2011;

  •
  Current Reports on Form 8-K, filed on December 21, 2010, January 4, 2011, January 7, 2011, January 18, 2011 (excluding information furnished pursuant to Item 7.01), January 19, 2011, January 20, 2011, January 27, 2011, February 2, 2011, February 17, 2011 (excluding information furnished pursuant to Item 2.02), February 22, 2011, March 16, 2011 (excluding information furnished pursuant to Item 7.01), March 18, 2011, March 23, 2011 (excluding information furnished pursuant to Item 7.01), April 19, 2011, May 9, 2011, May 11, 2011 (excluding information furnished pursuant to Item 2.02), May 12, 2011, May 17, 2011, May 24, 2011 (excluding information furnished pursuant to Item 7.01), June 7, 2011 (excluding information furnished pursuant to Item 7.01), June 13, 2011, June 21, 2011 (excluding information furnished pursuant to Item 7.01), August 9, 2011 (excluding information furnished pursuant to Item 2.02), August 9, 2011, August 24, 2011 (excluding information furnished pursuant to Item 7.01), November 7, 2011 (excluding information furnished pursuant to Item 2.02), and November 9, 2011 (excluding information furnished pursuant to Item 7.01);

  •
  Current Reports on Form 8-K/A filed on April 1, 2011 and November 4, 2011; and

  •
  The description of our limited partnership units contained in the Registration Statement on Form 8-A filed on August 9, 2005.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Buckeye Partners, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046
(832) 615-8600

        You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

 RISK FACTORS

        An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risks discussed in the "Forward-Looking Statements" section of this prospectus, the risk factors included in our most recent Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A filed on April 12, 2011, and as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

        If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flow could be materially adversely affected. In that case, we may be unable to pay distributions to our unitholders, or pay interest on, or the principal of, any debt securities. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

 FORWARD-LOOKING STATEMENTS

        This discussion contains various forward-looking statements and information that are based on our beliefs, as well as assumptions made by us and information currently available to us. When used in this document, words such as "proposed," "anticipate," "project," "potential," "could," "should," "continue," "estimate," "expect," "may," "believe," "will," "plan," "seek," "outlook" and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions as described in more detail in Item 1A "Risk Factors" included in our Annual Report on Form 10-K/A for the year ended December 31, 2010. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Although the expectations in the forward-looking statements are based on our current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

Years Ended December 31,					Nine Months Ended September 30,
2006	2007	2008	2009	2010	2011	2010
1.11	1.37	1.25	1.51	1.44	1.36	1.49

        For purposes of calculating the ratio of consolidated earnings to fixed charges, as applicable:

  •
  "earnings" is the aggregate of the following items: pre-tax income from continuing operations before income from equity investees; plus fixed charges; plus amortization of capitalized interest; plus distributed income of equity investees; less our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; less capitalized interest; less preference security dividend requirements of consolidated subsidiaries; and less the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges; and

  •
  "fixed charges" means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of the interest within rental expense; and preference security dividend requirements of consolidated subsidiaries.

 USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, including repayment of debt, acquisitions and capital expenditures and additions to working capital.

        The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

 DESCRIPTION OF THE LIMITED PARTNERSHIP UNITS

General

        The LP Units represent limited partner interests in us. The holders of LP Units are entitled to receive distributions, if made, in accordance with our amended and restated partnership agreement and exercise the rights or privileges available to limited partners thereunder. For a description of the rights and privileges of holders of LP Units in and to partnership distributions, please read "How We Make Cash Distributions." For a description of the rights and privileges of limited partners under our amended and restated partnership agreement, including voting rights, please read "Our Amended and Restated Partnership Agreement."

Voting

        Each holder of LP Units is entitled to one vote for each LP Unit held by such holder on all matters submitted to a vote of the unitholders. Certain events, as more fully described in our amended and restated partnership agreement, require the approval of the limited partners holding in the aggregate at least two-thirds of the outstanding Units. Other events, as more fully described in our amended and restated partnership agreement, require the approval of the limited partners holding in the aggregate at least 80% of the outstanding Units. Please read "Our Amended and Restated Partnership Agreement—Voting."

No Preemptive Rights

        The holders of LP Units are not entitled to preemptive rights in respect of issuances of securities by us.

Transfer Agent and Registrar

        The transfer agent and registrar for the LP Units is American Stock Transfer & Trust Company, LLC. You may contact them at the following address: 6201 15th Avenue, Brooklyn, NY 11219.

 HOW WE MAKE CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our amended and restated partnership agreement that relate to distributions.

General

        Our amended and restated partnership agreement does not require distributions to be made quarterly or at any other time. Under our amended and restated partnership agreement, our general partner, from time to time and not less than quarterly, is required to review our accounts to determine whether distributions are appropriate. Our general partner is permitted to make such distributions as it may determine, without being limited to current or accumulated income or gains. Cash distributions may be made from any of our funds, including, without limitation, revenues, capital contributions or borrowed funds. Our general partner may also distribute other Partnership property, additional LP Units, Class B Units, or other securities of the Partnership or other entities. Distributions are made concurrently to all applicable record holders on the record date set for purposes of such distributions.

Units Eligible for Distributions

        The LP Units generally participate pro rata in our distributions. As of November 17, 2011, there were approximately 85,948,983 LP Units issued and outstanding. We currently have a long-term incentive plan and a unit deferral and incentive plan (together, the "LTIP") which provide for the issuance of up to 1,500,000 LP Units, subject to certain adjustments. As of November 17, 2011, there were 881,094 LP Units issuable upon exercise of options granted to employees pursuant to our unit option and distribution equivalent plan.

        The Class B Units generally participate pro rata with the LP Units in our distributions, but we have the option to pay distributions on the Class B Units by issuing additional Class B Units, with the number of Class B Units issued based upon the volume-weighted average price of the LP Units for the 10 trading days immediately preceding the date the distributions are declared, less a discount of 15%. As of November 17, 2011, there were approximately 7,175,839 Class B Units issued and outstanding.

Distributions of Cash upon Liquidation

        If we dissolve in accordance with our amended and restated partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors, including by way of a reserve of cash or other assets of the Partnership for contingent liabilities. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        If the sale of our assets in liquidation would be impracticable or would cause undue loss, the sale may be deferred for a reasonable amount of time or the assets (except those necessary to satisfy liabilities) may be distributed to our limited partners in lieu of cash in the same manner as cash or proceeds of a sale would have been distributed.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our amended and restated partnership agreement.

        The following provisions of our amended and restated partnership agreement are summarized elsewhere in this prospectus.

  •
  with regard to distributions, please read "How We Make Distributions";

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        The Partnership was organized on July 11, 1986 and has a term extending until the close of business on December 31, 2086.

Purpose

        The purpose of the Partnership under our amended and restated partnership agreement is to engage in any lawful activity for which limited partnerships may be organized under the Delaware Revised Uniform Limited Partnership Act ("DRULPA").

        Our general partner is authorized to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each of our limited partners grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.

Issuance of Additional Securities

        Our amended and restated partnership agreement authorizes our general partner to cause us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner without the approval of any limited partners. Without the prior approval of the holders of two-thirds of the outstanding Units, our general partner is prohibited from causing us to issue any class or series of limited partner interests having preferences or other special or senior rights over the previously outstanding LP Units. Without the approval of a majority of the holders of the outstanding Units, our general partner is prohibited from causing us to issue limited partner interests to itself or its affiliates unless the limited partner interests are of a class previously listed or admitted to trading on a national securities exchange and property is contributed to us with a value at least equal to the fair market value of the issued limited partner interests.

        It is possible that we will fund acquisitions, and other capital requirements, through the issuance of additional limited partner interests, including Units or other equity securities. Holders of any additional Units that we issue will be entitled to share with then-existing holders of Units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of then-existing holders of Units in our net assets and (ii) the voting rights of then-existing holders of Units under our amended and restated partnership agreement.

        The holders of Units do not have preemptive rights to acquire additional Units or other partnership interests.

Class B Units

        In connection with the closing of our acquisition of BORCO in January 2011, our general partner established the Class B Units. The Class B Units convert into LP Units on a one-for-one basis on the earliest of: (i) January 18, 2014; (ii) the date that we place 4,000,000 barrels of incremental capacity into service at BORCO; and (iii) the date that we deliver notice to Class B Unitholders that the Class B Units have converted into LP Units.

        The Class B Units have the right to share in distributions with other Units on a pro rata basis. We may elect to pay a portion or all of a distribution in respect of the Class B Units in additional Class B Units in such number as determined in accordance with a formula contained in our partnership agreement.

        The Class B Units have the same voting rights as the LP Units and vote together with the LP Units as a single class, except that the Class B Units are entitled to vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes of partnership interests in any material respect or as required by law. The approval of a majority of the Class B Units is required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the DRULPA and that it otherwise acts in conformity with the provisions of our amended and restated partnership agreement, the partner's liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital the partner is obligated to contribute to the Partnership for the partner's Units plus the partner's share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

  •
  to elect members of the board of directors of our general partner;

  •
  to remove or replace our general partner;

  •
  to approve certain amendments to our amended and restated partnership agreement; or

  •
  to take any other action under our amended and restated partnership agreement constituted "participation in the control" of our business for the purposes of the DRULPA, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither our amended and restated partnership agreement nor the DRULPA specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. Although this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the

DRULPA will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a limited partner or member of our subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest or limited liability company interest in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to elect members of the board of directors of our general partner, to remove or replace our general partner, to approve certain amendments to our amended and restated partnership agreement, or to take other action under our amended and restated partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the vote of our unitholders as specified below.

Election of the board of directors of our general partner	All but up to two directors on the board of directors of our general partner will be elected by a plurality of the votes cast at meetings of the limited partners. Please read "—Meetings; Voting."
Amendment of the amended and restated partnership agreement

Certain amendments may be made by our general partner without the approval of our unitholders. Certain other amendments require the approval of holders of a majority of outstanding Units. Certain other amendments require the approval of holders of a super-majority of outstanding Units. Please read "—Amendment of Our Amended and Restated Partnership Agreement."

Sale of all or substantially all of the Partnership's assets	Holders of two-thirds of outstanding Units. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of the Partnership	Holders of two-thirds of outstanding Units. Please read "—Termination and Dissolution."
Removal/Replacement of our general partner	Holders of 80% of outstanding Units. Please read "—Withdrawal or Removal of Our General Partner."

Amendment of Our Amended and Restated Partnership Agreement

        General.    Amendments to our amended and restated partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than certain amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as otherwise described below, an amendment must be approved by the limited partners holding in the aggregate at least a majority of the outstanding Units, referred to as a "Majority Interest." No amendments to certain provisions and definitions in our amended and restated partnership agreement relating to or requiring "special approval" or the approval of a majority of the members of the audit committee of the board of directors of our general partner may be made without first obtaining such special approval.

        No Unitholder Approval.    Our general partner may generally make amendments to our amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  a change that our general partner deems appropriate or necessary for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or jurisdiction or to ensure that neither we nor any of our operating partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

  •
  a change that is appropriate or necessary, in the opinion of our counsel, to prevent us, Buckeye GP Holdings L.P. ("Holdings"), our general partner or any of our subsidiaries from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed; or

  •
  any other changes or events similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner, reflect:

  •
  a change that in the good faith opinion of our general partner does not adversely affect our limited partners in any material respect;

  •
  a change to divide our outstanding units into a greater number of units, to combine the outstanding units into a smaller number of units or to reclassify our units in a manner that in the good faith opinion of our general partner does not adversely affect any class of our limited partners in any material respect;

  •
  a change that our general partner deems appropriate or necessary to satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute; or

  •
  a change that our general partner deems appropriate or necessary to facilitate the trading of any of the Units or comply with any rule, regulation, requirement, condition or guideline of any exchange on which any units are or will be listed or admitted to trading.

        Opinion of Counsel and Partnership Unitholder Approval.    No amendments to our amended and restated partnership agreement will become effective without the approval of holders of at least 80% of the Units unless we obtain an opinion of counsel to the effect that the amendment will not result in the loss of limited liability of any of our limited partners or cause us or any of our operating partnerships to be treated as an association taxable as a corporation for federal income tax purposes.

        Any amendment to our amended and restated partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of our limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our amended and restated partnership agreement generally prohibits our general partner, without the prior approval of the holders of at least two-thirds of the outstanding Units and special approval, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by us and our operating partnerships. In addition, our amended and restated partnership agreement generally prohibits our general partner from causing us to merge or consolidate with another entity without special approval. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of the holders of outstanding Units and without special approval.

Withdrawal or Removal of Our General Partner

        Our general partner has agreed not to withdraw voluntarily as a general partner of the Partnership prior to December 23, 2011. On or after such date, our general partner may withdraw as general partner of the Partnership by giving 90 days' advance written notice, provided such withdrawal is approved by the vote of the holders of not less than 80% of the outstanding Units or we receive an opinion of counsel regarding limited liability and tax matters.

        Upon receiving notice of the withdrawal of our general partner, prior to the effective date of such withdrawal, the holders of Units representing a Majority Interest may select a successor to the withdrawing general partner. If a successor is not elected, we will be dissolved, wound up and liquidated, unless within 90 days of that withdrawal, all of our partners agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution" below.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding Units, we receive an opinion of counsel regarding limited liability and tax matters, the successor general partner or an affiliate thereof agrees to indemnify and hold harmless our general partner and its affiliates from any liability or obligation arising out of, or causes the general partner and its affiliates to be released from, any and all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the general partner or any of its affiliates in connection with our business, except as otherwise prohibited by our amended and restated partnership agreement, and all required regulatory approvals for removal of our general partner shall have been obtained. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of Units representing a Majority Interest and the agreement of the successor general partner or one of its affiliates to indemnify the removed general partner against, or to cause it to be released from, certain liabilities.

        If our general partner withdraws or is removed, we are required to reimburse the departing general partner for all amounts due the departing general partner.

Transfer of General Partner Interest

        Our general partner is prohibited under our amended and restated partnership agreement from transferring its general partner interest.

Termination and Dissolution

        We will continue as a limited partnership until the close of business on December 31, 2086 or until earlier terminated under our amended and restated partnership agreement. We will dissolve upon:

  (1)
  the expiration of our term on December 31, 2086;

  (2)
  the withdrawal of our general partner unless a person becomes a successor general partner prior to or on the effective date of such withdrawal;

  (3)
  the bankruptcy or dissolution of our general partner, or any other event that results in its ceasing to be our general partner other than by reason of a withdrawal or removal; or

  (4)
  the election of our general partner to dissolve us, if approved by the holders of two-thirds of the outstanding Units.

        Upon a dissolution under clause (2) or (3) and the failure of all partners to agree in writing to continue our business and to elect a successor general partner, the holders of Units representing a Majority Interest may also elect, within 180 days of such dissolution, to reconstitute the Partnership and continue our business on the same terms and conditions described in our amended and restated partnership agreement by forming a new limited partnership on terms identical to those in our amended and restated partnership agreement and having as general partner a person approved by the holders of Units representing a Majority Interest subject to our receipt of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner; and

  (2)
  neither the Partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation for federal income tax purposes.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new partnership by the holders of Units representing a Majority Interest, our general partner or, if our general partner has withdrawn, been removed, dissolved or become bankrupt, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems appropriate or necessary in its good faith judgment, liquidate our assets and apply and distribute the proceeds of the liquidation as described in "How We Make Cash Distributions—Distributions of Cash Upon Liquidation."

Meetings; Voting

        For purposes of determining the holders of Units entitled to notice of or to vote at any meeting or to give approvals without a meeting, our general partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting. If a meeting is adjourned, notice need not be given of the adjourned meeting and a new record date does not need to be set, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment (together with any prior adjournments that did not have a new record date set) is for more than 60 days. The Partnership may transact any business at the adjourned meeting that might have been transacted at the original meeting.

        Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting, except that election of directors by unitholders may only be done at a meeting. Special meetings of our unitholders may be called by our general partner or by our unitholders owning at least 20% of the outstanding LP Units.

        Annual meetings of limited partners for the election of directors to the board of directors of our general partner (as described below), and such other matters as the board of directors of our general partner submits to a vote of the limited partners, will be held on the first Tuesday in June of each year or on such other date as is fixed by our general partner. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding LP Units, represented in person or by proxy, will constitute a quorum.

        Except as described below with respect to the election of directors, each record holder of a Unit has one vote per Unit, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. With respect to the election of directors, our amended and restated partnership agreement provides that if, at any time, any person or group beneficially owns 20% or more of the outstanding LP Units, then all LP Units owned by such person or group in excess of 20% of the outstanding LP Units may not be voted, and in each case, the foregoing LP Units will not be counted when calculating the required votes for such matter and will not be deemed to be outstanding for purposes of determining a quorum for such meeting. Such LP Units will not be treated as a separate class for purposes of our amended and restated partnership agreement. Notwithstanding the foregoing, the board of directors of our general partner may, by action specifically referencing votes for the election of directors, determine that the limitation described above will not apply to a specific person or group. For so long as the general partner of Holdings has the right to designate any Holdco GP Directors (as defined below), BGH GP Holdings, LLC ("BGH GP"), ArcLight Capital Partners, LLC and Kelso & Company and their affiliates will not vote their LP Units in connection with the election of Public Directors (as defined below), and "Public Limited Partners" will be defined as all limited partners other than BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates. Once the general partner of Holdings ceases to have the right to designate any Holdco GP Directors, "Public Limited Partners" will mean all limited partners.

Board of Directors

        General.    The number of directors of our general partner's board will be not less than six and not more than nine. Any decrease in the number of directors by our general partner's board may not have the effect of shortening the term of any incumbent director. The board of directors of our general partner must maintain at least three directors meeting the independence and experience requirements of any national securities exchange on which our LP Units are listed or quoted

        Public Directors.    The Public Limited Partners (as defined in our amended and restated partnership agreement, and described above) are entitled to elect all members of the board of our general partner, other than the Holdco GP Directors, as described below (such directors elected by the Public Limited Partners are referred to as the "Public Directors"). The Public Directors are classified with respect to their terms of office by dividing them into three classes, each class to be as nearly equal in number as possible. The Public Directors that are designated to Class I will serve for an initial term that expires at the first annual meeting, the Public Directors designated to Class II will serve for an initial term that expires at the second annual meeting, and the Public Directors designated to Class III will serve for an initial term that expires at the third annual meeting. At each annual meeting of our unitholders, directors to replace Public Directors whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. Each Public Director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled by a majority of the remaining Public Directors then in office. A

Public Director may be removed only for cause and only upon a vote of the majority of the remaining Public Directors then in office.

        The amended and restated partnership agreement provides that the general partner of Holdings is entitled to designate up to two directors to the board of directors of our general partner. Such directors are referred to in the amended and restated partnership agreement as "Holdco GP Directors." Our amended and restated partnership agreement provides that the general partner of Holdings shall have the right to designate (a) two directors for so long as BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates (directly and indirectly), collectively own at least 10,495,107 LP Units or (b) one director for so long as they collectively own at least 5,247,554 LP Units. As of November 21, 2011, to our knowledge BGH GP, ArcLight Capital Partners, LLC and Kelso & Company and their affiliates collectively owned a number of LP Units that gives them the right to appoint one director to the board of our general partner, but have not exercised such right.

        Nominations of Public Directors.    Nominations of persons for election as Public Directors may be made at an annual meeting of the limited partners only (a) by or at the direction of the Public Directors or any committee thereof or (b) by any Public Limited Partner who (i) was a record holder at the time the notice provided for in our amended and restated partnership agreement is delivered to our general partner, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in our amended and restated partnership agreement.

        For any nominations brought before an annual meeting by a Public Limited Partner, the limited partner must give timely notice thereof in writing to our general partner. The notice must contain certain information as described in our amended and restated partnership agreement. To be timely, a Public Limited Partner's notice must be delivered to our general partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the limited partner must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us or our general partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner's notice as described above.

        In the event that the number of Public Directors is increased effective at an annual meeting and there is no public announcement by us or our general partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, a Public Limited Partner's notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our general partner not later than the close of business on the 10th day following the day on which such public announcement is first made by us or our general partner.

        Nominations of persons for election as Public Directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of our amended and restated partnership agreement.

        Only such persons who are nominated in accordance with the procedures set forth in our amended and restated partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as Public Directors. Notwithstanding the foregoing, unless otherwise required by law, if the Public Limited Partner who nominated a person to serve as a Public Director (or a qualified representative of the limited partner) does not appear at the annual or special meeting of limited partners to present such nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our general partner or us.

        In addition to the provisions described above and in our amended and restated partnership agreement, a Public Limited Partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our amended and restated partnership agreement, and compliance with our amended and restated partnership agreement is the exclusive means for a limited partner to make nominations.

Indemnification

        Our amended and restated partnership agreement and the agreements of limited partnership or operating agreements of our subsidiaries, as the case may be (together with our amended and restated partnership agreement, the "Organizational Agreements") provide that we or our subsidiaries, as the case may be, shall indemnify (to the extent permitted by applicable law) certain persons (each, an "Indemnitee") against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding (a "claim") to which the Indemnitee is or was an actual or threatened party and which relates to the Organizational Agreements or our, or any or our subsidiaries', property, business, affairs or management. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include our general partner, any affiliates of such general partner, any person who is or was a director, officer, manager, member, employee or agent of such general partner or any affiliate, or any person who is or was serving at the request of such general partner or any such affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another individual, corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity; and an Indemnitee shall be indemnified only in connection with any claim made by reason of such Indemnitee's status as such or any action taken or omitted to be taken in the Indemnitee's capacity as such. Expenses subject to indemnity will be paid by us to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. We maintain a liability insurance policy on behalf of certain of the Indemnitees.

        Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its limited liability company agreement, a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the amended and restated limited liability company agreement of our general partner currently provides for the indemnification of affiliates of our general partner and members, managers, partners, officers, directors, employees, agents and trustees of our general partner or any affiliate of our general partner and such persons who serve at the request of our general partner as members, managers, partners, officers, directors, employees, agents, trustees and fiduciaries of any other enterprise against certain liabilities under certain circumstances.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be our direct unsecured general obligations and will be issued under an Indenture, dated July 10, 2003, between us and U.S. Bank National Association, as successor trustee, and a supplemental indenture thereto. This Indenture, as supplemented by any supplemental indentures relating to debt securities to be issued hereunder, is referred to herein as the Indenture, and U.S. Bank National Association, as successor trustee, is referred to herein as the Trustee.

        The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We and the Trustee have entered into supplements to the Indenture, and may enter into future supplements to the Indenture from time to time. We have summarized selected provisions of the Indenture below. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture for provisions that may be important to you, because the Indenture, and not this description, governs your rights as a holder of debt securities. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional Events of Default or covenants; and

  •
  any other terms of the debt securities.

No Limitation on Amount of Debt Securities

        The Indenture does not limit the amount of debt securities that may be issued. The Indenture allows debt securities to be issued up to any principal amount that may be authorized by us and may be in any currency or currency unit designated by us. (Section 3.01)

Registration of Notes

        Debt securities of a series may be issued in certificated or global form. (Sections 2.01 and 2.02)

Denominations

        The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in amounts other than $1,000 each or multiples thereof. (Section 3.02)

No Personal Liability of General Partner

        Our general partner and its directors, officers, employees and sole member will not have any liability for our obligations under the Indenture or the debt securities. Each holder of debt securities by accepting a debt security waives and releases our general partner and its directors, officers, employees and sole member from all such liability. (Section 1.15) The waiver and release are part of the consideration for the issuance of the debt securities.

Consolidation, Merger or Sale

        We will only consolidate or merge with or into any other partnership or corporation or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indenture, which includes the following requirements:

  •
  the remaining or acquiring partnership or corporation is organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring partnership or corporation assumes our obligations under the Indenture; and

  •
  immediately after giving effect to the transaction no Event of Default exists.

        The remaining or acquiring partnership or corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise our rights and powers under the Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board of directors or officers of the successor. If we sell or transfer all or substantially all of our assets, the purchaser must assume all of our liabilities and obligations under the Indenture and under the debt securities, and, as a result we will be released from such liabilities and obligations. (Sections 8.01 and 8.02)

Modification of the Indenture

        Under the Indenture, generally, our rights and obligations and the rights of the holders of debt securities may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. We and the Trustee may amend the Indenture without the consent of any holder of the debt securities to make technical changes, such as:

  •
  correcting errors;

  •
  providing for a successor trustee;

  •
  qualifying the Indenture under the Trust Indenture Act; or

  •
  adding provisions relating to a particular series of debt securities. (Sections 9.01 and 9.02)

Events of Default

        "Event of Default," when used in the Indenture, will mean any of the following:

  •
  failure to pay the principal of or any premium on any debt security when due;

  •
  failure to pay interest on any debt security for 30 days;

  •
  failure to perform any other covenant in the Indenture that continues for 90 days after being given written notice;

  •
  failure to pay when due principal of or interest on debt greater than $100 million of the Partnership or any Subsidiary (as defined below) or acceleration of such debt;

  •
  specific events in bankruptcy, insolvency or reorganization of the Partnership or our Subsidiaries; or

  •
  any other Event of Default included in the Indenture or a supplemental indenture. (Section 5.01)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the interests of the holders. (Section 6.02)

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities outstanding of that series may declare the entire principal of and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to specific conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 5.02)

        Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee indemnity or security satisfactory to the Trustee. (Section 6.01) If they provide this satisfactory indemnification or security, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities unless contrary to law. (Section 5.12)

Limitations on Liens

        The Indenture provides that the Partnership will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any lien upon any Principal Property (as defined below) or upon any shares of capital stock of any Restricted Subsidiary (if such Restricted Subsidiary is a corporation) owning or leasing any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any debt of the Partnership or any other person (other than the debt securities issued thereunder), without in any such case making effective provision whereby all of the debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

  (1)
  Permitted Liens (as defined below);

  (2)
  any lien upon any property or assets created at the time of acquisition of such property or assets by the Partnership or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  (3)
  any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

  (4)
  any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Partnership or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Partnership or any Restricted Subsidiary), provided, however, that such lien only encumbers the property or assets so acquired;

  (5)
  any lien upon any property or assets of a person existing thereon at the time such person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Restricted Subsidiary;

  (6)
  any lien upon any property or assets of the Partnership or any Restricted Subsidiary in existence on the Issue Date (as defined below) or provided for pursuant to agreements existing on the Issue Date;

  (7)
  liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement in an aggregate amount not in excess of $1 million as to which the Partnership or the applicable Restricted Subsidiary has not exhausted its appellate rights;

  (8)
  liens arising in connection with Sale-Leaseback Transactions (as defined below) permitted under the Indenture as described below; or

  (9)
  any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements of liens, in whole or in part, referred to in clauses (1) through (8) above, provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Partnership and its Restricted Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

  (10)
  any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Partnership or any Restricted Subsidiary.

        Notwithstanding the foregoing, under the Indenture, the Partnership may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Partnership or any person other than the debt securities, that is not excepted by clauses (1) through (10), inclusive, above without securing the debt securities issued under the Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions, excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below). (Section 10.06)

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

  (1)
  all current liabilities excluding:

  •
  any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

  •
  current maturities of long-term debt,

        and

  (2)
  the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, on the consolidated balance sheet of the Partnership and its consolidated subsidiaries for the Partnership's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        "Issue Date" means with respect to any series of debt securities issued under either Indenture the date on which debt securities of that series are initially issued under that Indenture.

        "Material Adverse Effect" means:

  (1)
  an impairment of the operation by the Partnership and its Restricted Subsidiaries of the pipeline systems of the Partnership and its Restricted Subsidiaries which materially adversely affects the manner in which such pipeline systems, taken as a whole, have been operated by the Partnership and its Restricted Subsidiaries (whether due to damage to, or a defect in the right, title or interest of the Partnership or any of its Restricted Subsidiaries in and to, any of the assets constituting such pipeline system or for any other reason);

  (2)
  a material decline in the financial condition or results of operations or business prospects of the Partnership and its Restricted Subsidiaries, taken as a whole; or

  (3)
  an inability of the Partnership to make timely payments of principal and interest on the Securities, in each case as a result (whether or not simultaneous) of the occurrence of one or more events and/or the materialization or failure to materialize of one or more conditions and/or the taking of or failure to take one or more actions described in this Indenture by reference to a Material Adverse Effect.

        "Permitted Liens" means:

  (1)
  liens upon rights-of-way for pipeline purposes;

  (2)
  any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

  (3)
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

  (4)
  liens of taxes and assessments which are:

  •
  for the then current year,

  •
  not at the time delinquent, or

  •
  delinquent but the validity of which is being contested at the time by the Partnership or any Restricted Subsidiary in good faith;

  (5)
  liens of, or to secure performance of, leases, other than capital leases;

  (6)
  any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  (7)
  any lien upon property or assets acquired or sold by the Partnership or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  (8)
  any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  (9)
  any lien in favor of the Partnership or any Restricted Subsidiary;

  (10)
  any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Partnership or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

  (11)
  any lien securing industrial development, pollution control or similar revenue bonds;

  (12)
  any lien securing debt of the Partnership or any Restricted Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by the Partnership or any Restricted Subsidiary in connection therewith;

  (13)
  liens in favor of any Person (as defined below) to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

  (14)
  any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

  (15)
  any lien or privilege vested in any grantor, lessor or licensor or permittor for rent or other charges due or for any other obligations or acts to be performed, the payment of which rent or other charges or performance of which other obligations or acts is required under leases, easements, rights-of-way, leases, licenses, franchises, privileges, grants or permits, so long as payment of such rent or the performance of such other obligations or acts is not delinquent or the requirement for such payment or performance is being contested in good faith by appropriate proceedings;

  (16)
  defects and irregularities in the titles to any property which do not have a Material Adverse Effect (as defined above);

  (17)
  easements, exceptions or reservations in any property of the Partnership or any of its Restricted Subsidiaries granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes for the joint or common use of real property, facilities and equipment, which do not have a Material Adverse Effect;

  (18)
  rights reserved to or vested in any grantor, lessor, licensor, municipality or public authority to control or regulate any property of the Partnership or any of its Restricted Subsidiaries or to use any such property, provided that the Partnership or such Restricted Subsidiary shall not be in default in respect of any material obligation (except that the Partnership or such Restricted Subsidiary may be contesting any such obligation in good faith) to such grantor, lessor, licensor, municipality or public authority; and provided, further, that such control, regulation or use will not have a Material Adverse Effect;

  (19)
  any obligations or duties to any municipality or public authority with respect to any lease, easement, right-of-way, license, franchise, privilege, permit or grant; or

  (20)
  liens or burdens imposed by any law or governmental regulation, including, without limitation, those imposed by environmental and zoning laws, ordinances, and regulations; provided, in each case, the Partnership or any of its Restricted Subsidiaries is not in default in any material obligation (except that the Partnership or such Restricted Subsidiary may be contesting any such obligation in good faith) to such Person in respect of such property; provided, further, that the existence of such liens and burdens do not have a Material Adverse Effect.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Property" means, whether owned or leased on the date of the Indenture or thereafter acquired:

  (1)
  any pipeline assets of the Partnership or any Subsidiary (as defined below), including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

  (2)
  any processing or manufacturing plant or terminal owned or leased by the Partnership or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

  •
  any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

  •
  any such assets, plant or terminal which, in the good faith opinion of the Board of Directors, is not material in relation to the activities of the Partnership or of the Partnership and our Subsidiaries (as defined below), taken as a whole.

        "Restricted Subsidiary" shall mean the subsidiaries of the Partnership identified on Exhibit A of the Indenture as well as any Subsidiary of the Partnership formed after the date of the Indenture that has not been designated by the Board of Directors, at its creation or acquisition, as an Unrestricted Subsidiary (as defined below). The Partnership may thereafter redesignate an Unrestricted Subsidiary as a Restricted Subsidiary and it will thereafter be a Restricted Subsidiary, provided that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary, and provided, further, that no Subsidiary may be designated as an Unrestricted Subsidiary at any time other than at its creation or acquisition.

        "Sale-Leaseback Transaction" means the sale or transfer by the Partnership or any Subsidiary of any Principal Property to a Person (other than the Partnership or a Subsidiary) and the taking back by the Partnership or any Subsidiary, as the case may be, of a lease of such Principal Property.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

  (2)
  in the case of a partnership, more than 50% of the partners' equity interests, considering all partners' equity interests as a single class is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

        "Unrestricted Subsidiary" shall mean the subsidiaries of the Partnership identified on Exhibit A of the Indenture as well as any Subsidiary of the Partnership formed after the date of the Indenture that has been designated by the Board of Directors as an "Unrestricted Subsidiary" at the time of its creation or acquisition, provided that no Debt or other obligation of such Unrestricted Subsidiary may be assumed or guaranteed by the Partnership or any Restricted Subsidiary, nor may any asset of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, become encumbered or otherwise subject to the satisfaction thereof.

Limitations on Sale-Leasebacks

        The Indenture provides that the Partnership will not, and will not permit any Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

  (1)
  such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations of such Principal Property, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  (3)
  the Attributable Indebtedness (as defined below) from that Sale-Leaseback transaction is an amount equal to or less than the amount the Partnership or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the debt securities; or

  (4)
  the Partnership or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt (as defined below) of the Partnership or any Subsidiary, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Partnership or our Subsidiaries.

        Notwithstanding the foregoing, under the Indenture the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the debt securities) secured by liens upon Principal Properties not excepted by clauses (1) through (10), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets. (Section 10.07)

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such Sale-Leaseback Transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

        "Funded Debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Pari Passu Debt" means any Funded Debt of the Partnership, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the debt securities.

Payment and Transfer

        Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indenture or any prospectus supplement. Other forms of payment relating to the debt securities will be paid at a place designated by us and specified in a prospectus supplement. (Section 3.07)

        Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 3.05)

Discharging Our Obligations

        We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 13.02)

        We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the Trustee, we meet some specific requirements. Among other things:

  •
  we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an Internal Revenue Service, or IRS, letter ruling or change in federal tax law;

  •
  we may not have a default on the debt securities discharged on the date of deposit;

  •
  the discharge may not violate any of our agreements; and

  •
  the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940. (Section 13.03)

Book Entry, Delivery and Form

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

        Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

        Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New

York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

        DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and by the Financial Industry Regulatory Authority.

        We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

        Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

        Resignation or Removal of Trustee.    Under the Indenture and the Trust Indenture Act of 1939, as amended, governing Trustee conflicts of interest, any uncured conflict of interest with respect to any series of debt securities will force the Trustee to resign as trustee under the Indenture. Any resignation will require the appointment of a successor trustee under the Indenture in accordance with its terms and conditions.

        The Trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series. (Section 6.10)

        Limitations on Trustee if it is Our Creditor.    The Indenture contains limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of the Partnership, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. (Section 6.13)

        Certificates to Be Furnished to Trustee.    The Indenture provides that, in addition to other certificates that may be specifically required by other provisions of the Indenture, every application by us for action by the Trustee shall be accompanied by an officers' certificate stating that, in the opinion of the signers, all conditions precedent to such action have been complied with. (Section 1.02)

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material federal income tax consequences that may be relevant to prospective unitholders. To the extent this section discusses federal income taxes, that discussion is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Buckeye Partners, L.P. and our operating subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currency is the U.S. dollar and who hold LP Units as capital assets (generally, property that is held for investment). This section has only limited applicability to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, because unitholders may have unique circumstances beyond the scope of the discussion herein, we encourage each prospective unitholder to consult such unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from its ownership or disposition of its LP Units.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service (the "IRS") or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our LP Units and the prices at which such LP Units trade. In addition, our costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which might be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose LP Units are loaned to a short seller to cover a short sale of LP Units (please read "—Tax Consequences of LP Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of LP Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "Tax Consequences of LP Unit Ownership—Section 754 Election" and "—Uniformity of LP Units").

Taxation of the Partnership

        Partnership Status.    We are treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder. Distributions by us to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a unitholder exceeds the unitholder's adjusted tax basis in its LP Units.

        Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes income and gains derived from the transportation, storage, refining, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes for the current year. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

  (a)
  Other than Buckeye Development & Logistics I LLC, neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes;

  (b)
  For each taxable year of our existence that is subject to the Qualifying Income Exception, more than 90% of our gross income has been income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code; and

  (c)
  Each hedging transaction that we treat as resulting in qualifying income has been appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined generate qualifying income.

        We believe that these representations are true and expect that these representations will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        If for any reason we are taxable as a corporation, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce our cash distributions to unitholders and thus would likely substantially reduce the value of our LP Units. In addition, any distribution made to a unitholder would be treated as (i) a taxable dividend income to the extent of our current or accumulated earnings and profits then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in our LP Units and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on Vinson & Elkins L.L.P.'s opinion that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of LP Unit Ownership

        Limited Partner Status.    Unitholders who have become limited partners of Buckeye Partners, L.P. will be treated as partners of Buckeye Partners, L.P. for federal income tax purposes. Also:

        (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

        (b)   unitholders whose LP Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their LP Units will be treated as partners of Buckeye Partners, L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of LP Units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of LP Units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of LP Units unless the LP Units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those LP Units.

        A beneficial owner of LP Units whose LP Units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those LP Units for federal income tax purposes. Please read "—Tax Consequences of LP Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions, or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding LP Units in Buckeye Partners, L.P.

        The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Buckeye Partners, L.P. for U.S. federal income tax purposes.

        Flow-Through of Taxable Income.    Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our corporate operating subsidiary, we do not pay any federal income tax. Rather, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

        Basis of LP Units.    A unitholder's U.S. federal income tax basis in its LP Units initially will be the amount it paid for those LP Units plus its share of our nonrecourse liabilities at the time of purchase. That basis will be (i) increased by the unitholder's share of our income and by any increases in such unitholder's share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, by any decreases in its share of our nonrecourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

        Treatment of Distributions.    Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its LP Units, in which case the unitholder will recognize gain taxable in the manner described below under "—Disposition of LP Units."

        Any reduction in a unitholder's share of our "nonrecourse liabilities" (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional LP Units will decrease the unitholder's share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non pro-rata distribution. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "Disposition of LP Units."

        A non-pro rata distribution of money or property (including a deemed distribution described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the unitholder's realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

        Limitations on Deductibility of Losses.    The deduction by a unitholder of its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its LP Units, and (ii) in the case of a unitholder who is an individual, estate, trust or corporation (if more than 50% of the corporation's stock is owned directly or indirectly by or for five or fewer individuals or a specific type of tax exempt organization), the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its LP Units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its LP Units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the LP Units for repayment.

        A unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of LP Units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

        In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments (including our investments or a unitholder's investments in other publicly traded partnerships), or a unitholder's salary or active business income.

Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when the unitholder disposes of all of its LP Units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry an LP Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Such term generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly-traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

        Entity-Level Collections of Unitholder Taxes.    If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant unitholder. Where the relevant unitholder's identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

        Allocation of Income, Gain, Loss and Deduction.    In general, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. However, specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and any time we issue additional LP Units (a "Book-Tax Disparity"). In connection with providing this benefit to any future unitholders, similar allocations will be made to all holders of partnership interests immediately prior to such other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In certain circumstances, it may also be necessary to make special allocations among the holders of LP Units and the holders of Class B Units in order to allow for economic uniformity among the Units. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, generally must have "substantial economic effect" as determined under Treasury Regulations. If an allocation does not have substantially economic effect, it will be reallocated to our unitholders on the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including

  •
  its relative contributions to us;

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  the interests of all the unitholders in profits and losses;

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  the interest of all the unitholders in cash flow; and

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  the rights of all the unitholders to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of LP Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given substantial economic effect.

        Treatment of Short Sales.    A unitholder whose LP Units are loaned to a "short seller" to cover a short sale of LP Units may be treated as having disposed of those LP Units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those LP Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those LP Units would not be reportable by the unitholder, and (ii) any cash distributions received by the unitholder as to those LP Units would be fully taxable, possibly as ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose LP Units are loaned to a short seller to cover a short sale of our LP Units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their LP Units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of LP Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    If a unitholder is subject to federal alternative minimum tax, such tax will apply to such unitholder's distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our LP Units on their alternative minimum tax liability.

        Tax Rates.    Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of LP Units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Section 754 Election.    We have made the election permitted by Section 754 of the Code. That election will generally permit us to adjust the tax bases in our assets as to specific purchased LP Units under Section 743(b) of the Code to reflect the purchase price of such LP Units. The Section 743(b) adjustment separately applies to each unitholder who purchases LP Units from another unitholder based upon the values of our assets which may be higher or lower than their bases at the time of the LP Unit purchase. The Section 743(b) adjustment does not apply to a person who purchases LP Units directly from us. For purposes of this discussion, a Partnership unitholder's inside basis in our assets will be considered to have two components: (1) its share of our tax basis in our assets ("common basis") and (2) its Section 743(b) adjustment to that tax basis.

        Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing LP Units from us and unitholders purchasing from other unitholders.

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of LP Units even if that position is not consistent with these or any other Treasury Regulations. Please read "—Uniformity of LP Units." Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly-traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

        The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of LP Units. Because a unitholder's tax basis for its LP Units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its LP Units, and may cause the unitholder to understate gain or overstate loss on any sale of such LP Units. Please read "—Disposition of LP Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of LP Units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of LP Units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its LP Units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of LP Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our tangible assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. Please read "—Tax Consequences of LP Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of LP Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of LP Units—Recognition of Gain or Loss."

        The costs we incur in offering and selling our LP Units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of LP Units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of LP Units

        Recognition of Gain or Loss.    A unitholder will be required to recognize gain or loss on a sale of LP Units equal to the difference between the unitholder's amount realized and tax basis for the LP Units sold. A unitholder's amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such LP Units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of LP Units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of an LP Unit held for more than one year generally will be taxable as long-term capital gain or loss.

However, gain or loss recognized on the disposition of LP Units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of an LP Unit and may be recognized even if there is a net taxable loss realized on the sale of an LP Unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of LP Units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify LP Units transferred with an ascertainable holding period to elect to use the actual holding period of the LP Units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis LP Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific LP Units sold for purposes of determining the holding period of LP Units transferred. A unitholder electing to use the actual holding period of LP Units transferred must consistently use that identification method for all subsequent sales or exchanges of our LP Units. A unitholder considering the purchase of additional LP Units or a sale of LP Units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of LP Units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring LP Units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although there is no direct or indirect controlling authority on the issue, we intend to use our proration method because simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the safe harbor in the proposed regulations differs slightly from the proration method we have adopted, and the proposed regulations are not final and may change before being adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of LP Units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to the month of disposition but will not be entitled to receive a cash distribution for that quarter.

        Notification Requirements.    A unitholder who sells or purchases any of its LP Units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). A purchaser of LP Units who purchases LP Units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the transaction. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of LP Units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same LP Unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 would result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure, the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of LP Units

        Because we cannot match transferors and transferees of LP Units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the LP Units to a purchaser of these LP Units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the LP Units. Please read "—Tax Consequences of LP Unit Ownership—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our LP Units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions. A unitholder's basis in LP Units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its LP Units, and may cause the unitholder to understate gain or overstate loss on any sale of such LP Units. Please read "—Disposition of LP Units—Recognition of Gain or Loss" above and "—Tax Consequences of LP Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of LP Units. If such a challenge were sustained, the uniformity of LP Units might be affected, and, under some circumstances, the gain from the sale of LP Units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations, Non-U.S. Investors and Other Investors

        Ownership of LP Units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our LP Units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-resident aliens and non-U.S. corporations, trusts or estates that own LP Units will be considered to be engaged in business in the United States because of their ownership of our LP Units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a non-U.S. corporation that owns LP Units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U. S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the non-U.S. corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A non-U.S. unitholder who sells or otherwise disposes of an LP Unit will be subject to federal income tax on gain realized from the sale or disposition of that LP Unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a non-U.S. unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of an LP Unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our LP Units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the LP Units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their LP Units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        Neither we, nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible, and such a contention could negatively affect the value of the LP Units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of its own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to its returns.

        Partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement designates our general partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  a statement regarding whether the beneficial owner is:

  (a)
  a non-U.S. person;

  (b)
  a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (c)
  a tax-exempt entity;

  (3)
  the amount and description of LP Units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on LP Units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the LP Units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority;" or

  (2)
  as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders' tax returns) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

        In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in more than 30 states, most of which impose income taxes. The Partnership also owns property and conducts business in Puerto Rico and Grand Bahama. Under current law, unitholders are not required to file a tax return or pay taxes in Puerto Rico or Grand Bahama. We may own property or do business in other states or foreign jurisdictions in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Unitholders may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement.

        Unitholders will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and unitholders may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of LP Unit Ownership—Entity-Level Collections."

Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder is urged to consult with, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local tax returns, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of certain federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

 LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon by Vinson & Elkins L.L.P., New York, New York, as our counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements, incorporated in this Prospectus by reference from the Buckeye Partners, L.P. Current Report on Form 8-K dated May 12, 2011, and the effectiveness of Buckeye Partners, L.P. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of FR Borco Topco, L.P. and subsidiaries for the years ended December 31, 2010 and 2009 as well as the consolidated financial statements for the year ended December 31, 2009 and the period from February 7, 2008 (date of inception) through December 31, 2008, incorporated in this Prospectus by reference from the Buckeye Partners, L.P. Current Reports on Form 8-K/A filed on April 1, 2011 and on Form 8-K filed on January 4, 2011, respectively, have been audited by KPMG Accountants N.V., independent auditors, as stated in their reports, also incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$600,000,000

Buckeye Partners, L.P.

4.35% Notes due 2024
5.60% Notes due 2044

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan

Morgan Stanley

SunTrust Robinson Humphrey

Wells Fargo Securities

Barclays

BNP PARIBAS

Deutsche Bank Securities

RBC Capital Markets

Co-Managers

BB&T Capital Markets

PNC Capital Markets LLC

SMBC Nikko

UBS Investment Bank

September 9, 2014